Exhibit 10.2

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 18, 2018 (this “Amendment” or sometimes referred to herein as “Amendment No. 3”), is entered into by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as agent (in such capacity, together with its successors and assigns, “Administrative Agent”) pursuant to the Credit Agreement (as defined below) for the Lenders (as defined below), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) party hereto, Stein Mart, Inc., a Florida corporation (“Stein Mart” or the “Lead Borrower”), and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”, and together with Stein Mart, each individually a “Borrower” and collectively, “Borrowers”), and the obligors party thereto as guarantors (each individually a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Administrative Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Credit Agreement, dated as of February 3, 2015, by and among Administrative Agent, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of February 19, 2018 and Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of March 14, 2018 (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, Lead Borrower has requested that Administrative Agent and Lenders modify certain provisions of the Credit Agreement and Administrative Agent and Lenders are willing to agree to such modifications on the terms and subject to the conditions set forth herein;

WHEREAS, by this Amendment, Administrative Agent, Lenders and Borrowers desire and intend to make certain amendments to the Credit Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions.

(a)    Additional Definitions. The Credit Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:

(i)    “Accelerated Borrowing Base Weekly Delivery Event” means the occurrence of either of the following events at any time: (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability is less than fifteen percent (15%) of the Loan Cap for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Weekly Delivery Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default is continuing and has not been waived, and/or (ii) if the

Accelerated Borrowing Base Weekly Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required in clause (b) of this definition, until the Excess Availability has exceeded fifteen percent (15%) of the Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Weekly Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.”

(ii)    “Amendment No. 3” means Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of September 18, 2018, by and among the Administrative Agent, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(iii)    “Amendment No. 3 Effective Date” means the date that all of the conditions set forth in Section [8] below are satisfied.

(iv)    “Early Termination Fee” shall have the meaning set forth in the Early Termination Fee Letter.

(v)    “Early Termination Fee Letter” means the letter agreement, dated on or about the Amendment No. 3 Effective Date, by and among Administrative Agent and Borrowers, providing for early termination fees.

(b)    Amendments to Definitions.

(i)    The definition of “Aggregate Commitments” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Aggregate Commitments’ means the Commitments of all the Lenders. As of (a) the Closing Date, the Aggregate Commitments are $250,000,000 and (b) the Amendment No. 3 Effective Date, the Aggregate Commitments are $240,000,000.”

(ii)    The definition of “Aggregate Tranche A Revolving Loan Commitments” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Aggregate Tranche A Revolving Loan Commitments’ means the Tranche A Loan Revolving Commitments of all the Tranche A Revolving Loan Lenders. As of (a) the Closing Date, the Aggregate Tranche A Revolving Loan Commitments are $225,000,000 and (b) the Amendment No. 3 Effective Date, the Aggregate Tranche A Revolving Loan Commitments are $240,000,000.”

(iii)    The definition of “Bank Product Obligations” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Bank Product Obligations’ means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with the Administrative Agent or any of its Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.”

(iv)    The definition of “Cash Dominion Event” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Cash Dominion Event’ means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability of at least (A) ten percent (10%) of the Loan Cap at any time, or (B) twelve and one-half percent (12.5%) of the Loan Cap for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (A) so long as such Event of Default and is continuing and has not been waived, and/or (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded twelve and one-half percent (12.5%) of the Loan Cap for sixty (60) consecutive Business Days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for sixty (60) consecutive Business Days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasion(s) after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.”

(v)    The definition of “Factored Receivables” set forth in the Credit Agreement is hereby deleted in its entirety.

(vi)    The definition of “Maturity Date” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Maturity Date’ means the earlier to occur of (a) September 18, 2023 and (b) the maturity date of the Term Loan Agreement.”

(vii)    The definition of “Permitted Disposition” set forth in the Credit Agreement is hereby amended by deleting clause (k) thereof in its entirety and replacing it with the following:

“(k) Reserved; and”

(viii)    The definition of “Tranche A Borrowing Base” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Tranche A Borrowing Base’ means, at any time of calculation, an amount equal to:

(a) ninety percent (90%) multiplied by the Eligible Credit Card Receivables;

plus

(b) ninety-five percent (95%) of the Net Recovery Percentage multiplied by the Cost of Eligible Inventory, net of Inventory Reserves;

minus

(c) the then amount of all Availability Reserves (without duplication of the then amount of any Inventory Reserves).”

(ix)    The definition of “Tranche A Revolving Loan Limit” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Tranche A Revolving Loan Limit’ means the lesser of (a) $240,000,000 (subject to adjustment as provided in Sections 2.06 of the Agreement) and (b) the Tranche A Borrowing Base.”

(c)    Interpretation. For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement.

2.    Schedule 2.01 to Credit Agreement. The existing Schedule 2.01 to Credit Agreement (Commitments and Applicable Percentages) is hereby deleted in its entirety and replaced with the new Schedule 2.01 that is attached as Exhibit A to this Amendment No. 3.

3.    Early Termination Fee. Section 2.06(a) of the Credit Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding anything to the contrary contained in this Agreement, if for any reason this Agreement is terminated on or prior to the second anniversary of the Amendment No. 3 Effective Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Administrative Agent’s and Lenders’ lost profits as a result thereof, Borrowers agree to pay to Administrative Agent and Lenders, upon the effective date of such termination, the Early Termination Fee. The Early Termination Fee shall be presumed to be the amount of damages sustained by Administrative Agent and Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Administrative Agent and Lenders hereunder) and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel. In addition, Administrative Agent and Lenders shall be entitled to the Early Termination Fee (a) upon any acceleration (whether automatic or otherwise) of the Obligations upon the occurrence of any Event of Default (including, but not limited to, any Event of Default described in Section 8.01(f) hereof), whether or not any such Event of Default is caused intentionally by a Loan Party and (b) upon the occurrence of any Event of Default described in Section 8.01(f) hereof even if Administrative Agent and Lenders do not exercise their right to terminate this Agreement, but elect, at their option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EARLY TERMINATION FEE IN CONNECTION WITH ANY

ACCELERATION OF THE OBLIGATIONS. The Borrowers expressly agree that (a) the Early Termination Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (b) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Early Termination Fee, (c) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this Section 2.06(a), and (d) their agreement to pay the Early Termination Fee is a material inducement to the Lenders to make Revolving Loans. The Early Termination Fee provided for in this Section 2.06(a) shall be deemed included in the Obligations.”

4.    Delivery of Borrowing Base Certificates. Section 6.02(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(c) on the fifteenth (15th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a certificate in the form of Exhibit F (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month (as applicable), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that, at any time that an Accelerated Borrowing Base Weekly Delivery Event has occurred and is continuing, at the election of the Administrative Agent, (or, at the election of the Borrowers, in the event an Accelerated Borrowing Base Weekly Delivery Event has not occurred) such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday of any week is not a Business Day, on the next succeeding Business Day) and such weekly delivery shall continue for a minimum of four consecutive weeks, commencing with the first week following the week during which such Accelerated Borrowing Base Weekly Delivery Event first occurred (or, if delivered at the election of the Borrowers, commencing with the first week following the week during which Lead Borrower notifies Administrative Agent in writing that Borrowers will be delivering a Borrowing Base Certificate on a weekly basis), in each case, as of the close of business on Friday of the immediately preceding week. Borrowers shall deliver to Administrative Agent, promptly after delivery to Term Loan Agent, a copy of each Borrowing Base Certificate (as defined in the Term Loan Agreement) delivered by Borrowers to Term Loan Agent pursuant to the Term Loan Agreement;”

5.    Inspection Rights; Additional Field Examinations and Appraisals. Sections 6.10 (b) and (c) of the Credit Agreement are each hereby deleted in its entirety and replaced with the following:

“(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. If Excess Availability is not less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake one (1) field examination during such Fiscal Year at the Loan Parties’ expense; provided, that, if Excess Availability is less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to two (2) field examination during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional field examinations to be undertaken (A) as it in its discretion deems necessary or appropriate, at its own expense or, (B) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. If Excess Availability is not less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake one (1) appraisal during such Fiscal Year at the Loan Parties’ expense; provided, that, if Excess Availability is less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to two (2) appraisals during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.”

6.    Application of Funds. Section 8.03 of the Credit Agreement is hereby amended by deleting clause “twelfth” thereof in its entirety and replacing it with the following:

“twelfth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause twelfth held by them; and”

7.    Representations and Warranties. Borrowers each represent and warrant with and to the Administrative Agent and each Lender on the Amendment No. 3 Effective Date as follows:

(a)    After giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment;

(b)    this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and the other Loan Parties and, if necessary, their respective equity holders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and the other Loan Parties contained herein and therein constitute legal, valid and binding obligations of Borrowers and the other Loan Parties, enforceable against Borrowers and the other Loan Parties in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;

(c)    the execution, delivery and performance of this Amendment (i) are within each Borrower’s and Guarantor’s corporate or limited liability company powers and (ii) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation or formation, operating agreement, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or other Loan Party is a party or by which any Borrower or other Loan Party or its property are bound; and

(d)    all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

8.    Amendment No. 3 Effective Date. This Amendment shall become effective as of the date on which each of the following conditions has been satisfied, as determined by Administrative Agent in its sole discretion:

(a)    this Amendment shall have been duly executed by each party hereto; and

(b)    Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of Amendment No. 1 to Intercreditor Agreement, duly authorized, executed and delivered by Term Loan Agent, Term Loan Lenders, Borrowers and Guarantors;

(c)    Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the Second Amendment to Term Loan Credit Agreement, duly authorized, executed and delivered by Term Loan Agent, Term Loan Lenders, Borrowers and Guarantors;

(d)    Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the Early Termination Fee Letter, duly authorized, executed and delivered by Borrowers; and

(e)    as of the date of this Amendment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

9.    Release.

(a)    In consideration of the agreements of Administrative Agent and Lenders contained herein, and the continued making of the loans, advances and other accommodations by Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent, LC Issuer and each Lender, and its and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Administrative Agent, LC Issuer, Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives and their respective successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment No. 3, for or on account of, or in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.

(b)    Each Loan Party acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

(d)    Each Loan Party represents and warrants that each such Person is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each such Person has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

(e)    Nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee.

(f)    Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Loan Party pursuant to Section 5(a) hereof. If any Loan Party violates the foregoing covenant, Borrowers, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

10.    Effect of this Amendment No. 3. Except as expressly set forth herein, no other consents, amendments, changes or modifications to the Loan Documents are intended or implied hereby, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers and the other Loan Parties shall not be entitled to any other or further consent by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. The Credit Agreement and this Amendment shall be read and construed as one agreement.

11.    Governing Law. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

12.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

13.    Further Assurances. Borrowers and other Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative Agent to effectuate the provisions and purposes of this Amendment.

14.    Entire Agreement. This Amendment and the other Loan Documents represent the entire agreement and understanding concerning the subject matter hereof and thereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written.

15.    Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

16.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWERS:

STEIN MART, INC.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Chief Financial Officer

STEIN MART BUYING CORP.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Director

GUARANTORS:

STEIN MART HOLDING CORP.

By:	/s/ Gregory W. Kleffner
Name:	Gregory W. Kleffner
Title:	Director

AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Danielle Baldinelli
Name:	Danielle Baldinelli
Its Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, LC Issuer and Swing Line Lender

By:	/s/ Danielle Baldinelli
Name:	Danielle Baldinelli
Its Authorized Signatory

Signature Page – Amendment No. 3

Second Amended & Restated Credit

Agreement

Exhibit A to

Amendment No. 3 to Second Amended and Restated Credit Agreement

See attached

Signature Page – Amendment No. 3

Second Amended & Restated Credit

Agreement

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Tranche A Revolving Loan Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$240,000,000	100%

Total	$240,000,000	100%

Signature Page – Amendment No. 3

Second Amended & Restated Credit

Agreement